UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)          November 1, 2007
CytoCore, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 North Orleans Street, Suite 502, Chicago, Illinois	60610

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (312) 222-9550
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
     On November 1, 2007, CytoCore, Inc. announced that it had entered into a Distribution Agreement with M.O.S.S. S.r.l., a medical device distribution company located in Italy (“MOSS”). Pursuant to the agreement, MOSS will act as the exclusive distributor in Italy of CytoCore’s SoftPap™ cervical cell collection device designed to screen for cervical cancer.
     The agreement provides for certain annual minimum purchase requirements for the products, ranging from 1 million units in the first 12 month period to 2.5 million units in the third 12-month period. Prices are established for the products for the first 12-month period and thereafter will be determined by mutual agreement of the parties. The Company received its first purchase order under the agreement from MOSS on October 31, 2007. Procedures for the return of products and product recalls are as set forth in the agreement.
     The agreement also provides that the parties shall both work to promote the products, including advertising and marketing efforts. MOSS must use its best efforts to create and maintain a market for, and increase the sales of, the products in Italy and provide at its own expense an organization for the continuous sale, promotion and distribution thereof, including its own sales force. CytoCore will provide initial product training and marketing materials, and may from time to time provide advertising, promotional and instructional programs that MOSS must distribute at its own expense. The distributor also may engage in its own advertising so long as any such advertising is approved in advance by the Company.
     The agreement’s initial term is four years, and automatically renews for an additional three-year period unless notice of termination is received by a party at least 12 months prior to the expiration of the initial term. CytoCore also has the right to terminate the agreement upon 60 days notice in the event MOSS fails to attain the annual minimum purchase requirements or in the event the continued performance of the agreement becomes impractical due to the enactment or threatened enactment of any ordinance, statute, regulation, law or similar provision. The agreement also provides for termination by either party in the event of a breach that remains uncured or by CytoCore under certain circumstances, including in the event of war, invasion or similar occurrence in the territory, the sale or insolvency of the distributor or the participation of MOSS in any illegal activities.
     On November 6, 2007, CytoCore announced that it had entered into a second Distribution Agreement, this time with MUNDITER — Intercâmbio Mundial de Comércio, S.A., a company specializing in the distribution and maintenance of hospital equipment and medical products (“Munditer”). Pursuant to the agreement, Munditer will act as the exclusive distributor of the SoftPap™ cervical cell collection device in Portugal.
     The annual minimum purchase requirements for the products under the Munditer distribution agreement range from 300,000 units in the first 12 month period to 1 million units in the third 12-month period. Prices are established for the products for the first 12-month period and thereafter will be determined by mutual agreement of the parties. Like with MOSS, procedures for the return of products and product recalls are as set forth in the agreement.

     The Munditer agreement also provides that the parties shall both work to promote the product, including advertising and marketing efforts. Munditer must use its best efforts to create and maintain a market for, and increase the sales of, the products in its territory and provide at its own expense an organization for the continuous sale, promotion and distribution thereof, including its own sales force. CytoCore will provide initial product training and marketing materials, and may from time to time provide advertising, promotional and instructional materials that Munditer must distribute at its own expense. The distributor is free to utilize advertising to promote the sale of the products in Portugal so long as such advertising is approved in advance by the Company.
     The initial term of the Munditer agreement is two years, and automatically renews for an additional three-year period unless notice of termination is received by a party at least 12 months prior to the expiration of the initial term. The parties have the same termination rights under the Munditer agreement as those described above under the agreement with MOSS.
     Under the agreements, neither MOSS nor Munditer may sell, promote or otherwise distribute any products that are comparable to or compete directly or indirectly with the Company’s products without CytoCore’s consent, and the distributors may not establish any branch, or maintain any distribution depot, outside of their respective territories for the sale of the products. Breach of any such non-competition obligation constitutes grounds for termination of the agreements. Both distributors are also bound by confidentiality obligations.
     A copy of the press releases announcing the agreements with MOSS and Munditer are attached hereto as Exhibits 99.1 and 99.2, respectively.
Item 9.01     Financial Statements and Exhibits.

99.1	Press release dated November 1, 2007

99.2	Press release dated November 6, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.

Dated: November 6, 2007	By:	/s/ Robert F. McCullough
Robert F. McCullough
Chief Executive Officer, Chief Financial Officer and Director